Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Michael Laffin (Media)
724.514.1968
Dan Crookshank (Investors)
724.514.1813
Mylan Parts Ways with Chief Financial Officer Jolene Varney
PITTSBURGH—Sept. 8, 2009—Mylan Inc. (Nasdaq: MYL) today announced its decision to part ways with its chief financial officer. Executive recruiting firm Korn/Ferry International will resume its search immediately for a qualified candidate and, in the interim, Mylan will continue business as usual.
Mylan Inc. ranks among the leading generic and specialty pharmaceutical companies in the world and provides products to customers in more than 140 countries and territories. The company maintains one of the industry’s broadest and highest quality product portfolios supported by a robust product pipeline; operates the world’s third largest active pharmaceutical ingredient manufacturer; and runs a specialty business focused on respiratory and allergy therapies. For more information, please visit www.mylan.com.
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